Exhibit 23.1

                         HARRIS & GILLESPIE CPA'S, PLLC
                          CERTIFIED PUBLIC ACCOUNTANT'S
                          3901 STONE WAY N., SUITE 202
                                SEATTLE, WA 98103
                                  206.547.6050

                          REGISTERED AUDITOR'S CONSENT

Harris & Gillespie CPA's, PLLC, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of our reports dated October 20th, 2014 on the financial statements of Terafox Corp. for the year ended September 30, 2014 and from the period from February 26, 2014 (inception) through September 30, 2014 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. We also consent to your use of our name as an expert in the appropriate sections of those filings.

Dated this 1st day of December 2014.


/s/ Harris & Gillespie CPA's, PLLC
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Certified Public Accountant